EXHIBIT 99

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

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FOR IMMEDIATE RELEASE
January 12, 2004

Great Pee Dee Bancorp, Inc., Announces Earnings and Cash Dividend

Cheraw, SC-January 12, 2004-Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ: PEDE) has announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $.155 per share for the quarter ending December 31, 2003. The dividend is payable on February 6, 2004, to stockholders of record January 23, 2004.

Earnings for the quarter ended December 31, 2003 were $300,357 or $.18 per share compared to earnings for the same period a year earlier of $511,000. Net income for the six month period totaled $630,569 or $.38 compared to $880,133 or $.55 for the same period ended December 31, 2002. Earnings for the December 2002 period included a non-recurring income item of $108,000. In the year 2003, assets increased 13.2% to $157,063,000.

According to Watts, the decrease in income during the quarter was due to two main factors. "First, the Corporation has increased its loan loss reserve fund. This was a prudent action, in light of the general decline in manufacturing employment throughout the Pee Dee area. In addition, mortgage refinancing slowed, which resulted in a decrease in fee income."

Great Pee Dee Bancorp, Inc., has as its sole subsidiary, Sentry Bank and Trust, a $157 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE".

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
                                                                   Great Pee Dee Bancorp
                                                                   Summary of Operations
                                                           (000's omitted except per share data)
                                     Three months           Three months            Six months            Six months
                                         ended                 ended                  ended                  ended
                                 December 31, 2003     December 31, 2002      December 31, 2003      December 31, 2002
                                 -----------------     -----------------      -----------------      -----------------
                                    (unaudited)                                  (unaudited)

        Interest Income                 $2,052                 2,194                  4,124                  4,331

        Interest Expense                  806                   868                   1,584                  1,752

      Net Interest Income                1,246                  1326                  2,540                  2,579

    Provision for Loan Loss               150                    75                    300                    150

      Net after provision                1,096                  1251                  2,240                  2,429

      Non-interest income                 307                   389                    552                    550

      Non-interest expense                928                   813                   1,789                  1,556

    Income (loss) before tax              475                   827                   1,003                  1423

          Income taxes                    175                   316                    372                    543

           Net Income                     300                   *511                   631                   *880

      Net Income per share
             Basic                       0.18                   0.32                   0.38                  0.55
            Diluted                      0.17                   0.31                   0.37                  0.53


*includes nonrecurring net income of 108,000

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                                        Great Pee Dee Bancorp
                                        End of Period Balances
                                  (000's omitted except per share data)

                          December 31,2003    June 30, 2003     December 31,2002
                          ----------------    -------------     ----------------
                            (unaudited)
                            -----------

        Assets                $157,063          $143,326            $138,734

      Loans, Net              114,702            110,000            110,845

Allowance for Loan Loss        1,514              1,416              1,194

       Deposits               $107,353           108,812            102,137

  Shareholder Equity           26,366            26,043              25,772

 Book Value per share          14.84              14.76              14.74



       Contact:

 Great Pee Dee Bancorp
   Herbert W. Watts
     843-537-7656